Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-184193 Dated October 17, 2012

Deutsche Bank
Passion to Perform

Global powerhouse

- Deutsche Bank is a leading global investment bank with four major business lines: Corporate Banking and Securities, Asset and Wealth Management, Global Transaction Banking and Private and Business Clients . The firm is dedicated to excellence, constantly challenging the status quo to deliver superior solutions.
- Founded in 1870, with more than €2 trillion in assets and a presence in over 70 countries, Deutsche bank is well positioned in both developed and emerging markets. With its global reach and significant regional diversification, the bank serves the increasing needs of institutions, hedge funds, corporates and retail clients.

Diversified funding profile


Total: EUR 1,175 bn(2)
57% (EUR 672 bn) of overall funding from most stable funding sources
Financing Vehicles 2%
Secured Funding and Shorts 21%
Capital Markets and Equity 18%
Discretionary Wholesale 10%
Retail 24%
Other Customers 10%
Transaction Banking 15%

Source: Deutsche Bank
Figures are based on the Interim Report released as of June 30, 2012.

For more information about Deutsche Bank's regulatory capital and liquidity, see Deutsche Bank's 2011 annual report on Form 20-F and 2012 Interim Report filed on Form 6-k dated July 31, 2012

Credit ratings

	Moody's Investors Service	Standard & Poor's	Fitch Ratings
Long Term Rating	A2	A+	A+
Outlook	stable	negative	stable

Source: Rating agencies reports.

The above ratings are issuer ratings and are intended to address the general credit–worthiness of Deutsche Bank and not an individual issuance. Individual issuances will not be rated. If rated, individual issuances may receive a lesser rating. All ratings are subject to change.

Deutsche Bank by numbers as of June 30, 2012

€0.7 bn of net income in Q2

Tier **1** capital ratio at **13.6**%

More than 100,000 employees worldwide

Equity capital of €56.4 bn

€605 bn in deposits

$0 from TARP or any other government supporting program

#2 biggest bank by assets in the world

Net sovereign exposure to perimeter European countries (GIIPS) of **€3.9** bn

Deutsche Bank | Structured Solutions Group | (212) 250 4940

Deutsche Bank

Passion to Perform

A leader in innovation

Deutsche Bank's Structured Solutions Group offers solution based investment products across all asset classes. The award-wining platform is a leading participant in the derivatives arena, pioneering innovative solutions ahead of the market.

Recognized global leader

Euromoney
Best Global
Investment Bank of the
Year 2012

IFR
Bank of the Year
2010

The Banker
Global Most Innovative
for Commodities 2011

FX Week
Best Bank Overall for
FX 2011

Greenwich Associates
Equity Sales Quality
Leader of the Year 2011

Risk Magazine
Derivatives House of the
Year 2011

Financial performance as of March 30, 2012



Revenues
IBIT
20,727
JPMorgan Chase & Co.
6,415
20,272
Bank of America
4,092
15,172
citi
3,833
9,715
BARCLAYS
2,919
9,303
1,639
8,939
BNP PARIBAS
1,147
7,636
2,566
6,689
Morgan Stanley
1,334
6,492
SOCIETE GENERALE
1,257

Source: Company data, Deutsche Bank – Figures are denominated in Euro, exchange rates are determined as the average quarterly exchange rates.

Contact Information

Structured Solutions Group

Courteney Fornal
Director

Jeremy Levine
Director

Elizabeth Urish
Vice President

Mark Whyman
Associate

Andrew Ip-Ping-Wah
Analyst

Deutsche Bank Securities Inc
60 Wall Street
New York, NY 10005
(212) 250 4940

Disclaimer

This document is intended for discussion purposes only and does not create any legally binding obligations on the part of Deutsche Bank AG and/or its affiliates ("DB"). When making an investment decision, you should rely solely on any specific final documentation relating to a transaction and not the summary contained herein. DB is not acting as your legal, financial, tax or accounting adviser or in any other fiduciary capacity with respect to any proposed transaction mentioned herein. This document does not constitute the provision of investment advice and is not intended to do so, but is only intended to be general information. Any product(s) or proposed transaction(s) mentioned herein may not be appropriate for all investors and before entering into any transaction you should take steps to ensure that you fully understand the transaction and have made an independent assessment of the appropriateness of the transaction in the light of your own objectives, needs and circumstances, including the possible risks and benefits of entering into such transaction. For general information regarding the nature and risks of the proposed transaction and types of financial instruments please go to www.globalmarkets.db.com/ risk disclosures. You should also consider seeking advice from your own advisers in making any assessment on the basis of this document. If you decide to enter into a transaction with DB, you do so in reliance on your own judgment.

The information contained in this document is based on material we believe to be reliable; however, we do not represent that it is accurate, current, complete, or error free. Assumptions, estimates and opinions contained in this document constitute our judgment as of the date of the document and are subject to change without notice. Any projections are based on a number of assumptions as to market conditions and there can be no guarantee that any projected results will be achieved. Past performance does not guarantee or predict future results. This material was prepared by a Sales or Trading function within DB, and was not produced, reviewed or edited by the Research Department.

Any opinions expressed herein may differ from the opinions expressed by other DB departments including the Research Department. Sales and Trading functions are subject to additional potential conflicts of interest which the Research Department does not face. DB may engage in transactions in a manner inconsistent with the views discussed herein. DB trades or may trade as principal in the instruments (or related derivatives), and may have proprietary positions in the instruments (or related derivatives) discussed herein. DB may make a market in the instruments (or related derivatives) discussed herein. To the extent that Deutsche Bank agrees to transact on a principal basis by committing its proprietary capital to purchase or sell securities, Deutsche Bank may, in accordance with applicable rules and regulations, effect hedging transactions to mitigate the risk incurred in connection with such a principal transaction. These hedging transactions may be effected before the principal transaction is executed in full and may impact the prices at which securities are purchased or sold in the principal transaction. Sales and Trading personnel are compensated in part based on the volume of transactions effected by them. DB seeks to transact business on an arm's length basis with sophisticated investors capable of independently evaluating the merits and risks of each transaction, with investors who make their own decision regarding those transactions. The distribution of this document and availability of these products and services in certain jurisdictions may be restricted by law. You may not distribute this document, in whole or in part, without our express written permission.

DB is authorized under German Banking Law (competent authority: BaFin - Federal Financial Supervising Authority) and regulated by the Financial Services Authority for the conduct of UK business. In the US this document is approved and or distributed by Deutsche Bank Securities Inc., a member of the NYSE, FINRA, NFA and SIPC. In Hong Kong DB is regulated by the Hong Kong Monetary Authority and in Singapore by the Monetary Authority of Singapore. DB is regulated by the Financial Supervisory Service in Korea and by the Financial Supervisory Commission in Taiwan.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling toll free 1-800-311-4409.

Deutsche Bank Structured Solutions Group (212) 250 4940